Exhibit 99.1

CyberOptics Revises Third Quarter Revenue Guidance

And Provides Initial Fourth Quarter Forecast

Minneapolis, Minnesota—October 2, 2017—CyberOptics Corporation (Nasdaq: CYBE), a leading global developer and manufacturer of high-precision 3D sensing technology solutions, today provided revised revenue guidance for the third quarter of 2017 and a preliminary revenue forecast for this year’s fourth quarter.

For the third quarter ending September 30, 2017, CyberOptics anticipates a slight operating loss on revenue of $11.6 - $11.8 million, as opposed to its prior guidance of $13.0 - $15.0 million. Revenues of approximately $1.0 million from a previously announced order for SQ3000 3D AOI systems were anticipated in the third quarter, but due to a delay in customer acceptance, only $275,000 was recognized during this period. The remaining balance of $725,000 is expected to be recognized in the fourth quarter. Lower than expected sales of other SMT systems and general-purpose metrology products accounted for the remainder of the third quarter sales shortfall.

CyberOptics ended the third quarter of 2017 with an order backlog totaling approximately $10.8 million, up from $7.3 million at the end of the second quarter. For the fourth quarter ending December 31, 2017, CyberOptics anticipates revenue of $11.5 - $13.0 million, which includes approximately $900,000 from a previously announced $3.0 million of pending orders for SQ3000 systems. The balance of the pending orders has been excluded from the fourth quarter outlook due to uncertainty regarding the timing of order receipt.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “During our third quarter earnings conference call, I will discuss our initiatives to increase penetration of our targeted markets and grow our sales over the long term.”

CyberOptics will issue its third quarter earnings release on Tuesday, October 24, and a conference call with investors will be held that day at 4:30 PM Eastern.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

CyberOptics Corporation, Minneapolis

Jeff Bertelsen, Chief Financial Officer

763-542-5000